                                                                    Exhibit 3.1

AMENDMENT TO THE
ARTICLES OF ASSOCIATION

On this day, the thirtieth of March
two thousand, appeared before me,
Hajo Bart Hendrik Kraak, civil-law notary in Amsterdam:
Cornelia Holdinga, care of Stibbe Simont Monahan Duhot, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Ankeveen on the fifteenth day of May nineteen hundred and sixty-five.

The appearing person declared:

- that of the company with limited liability: CompleTel Europe N.V., with official seat in Amsterdam, having its office at 1083 HK Amsterdam, Drentestraat 24 and filed with the Trade Register under number 34108119, the articles of association were last amended by deed executed on the first day of March two thousand, before a legal substitute of P.J. Dortmond, civil law notary in Amsterdam, in respect of which amendment the Minister of Justice on the first day of March two thousand under number N.V. 1.055.197 has advised that no objections have been apparent;

- that the sole shareholder of the company resolved to amend the articles of association of the company integrally.

- that furthermore a decision was made to authorize the appearing person to execute the deed of amendment to the articles of association;

- that the resolutions mentioned above are evidenced by a shareholders resolution which will be annexed to this deed.

Consequently the appearing person declared that the articles of association of the company are hereby amended as follows:

DEFINITIONS

ARTICLE 1.

In these Articles of Association the following definitions apply:

a.  Annual Accounts shall mean: the balance sheet, the profit and loss account
    ---------------
    and the explanatory notes to these accounts;

b.  Annual Meeting shall mean: the General Meeting with the purpose of
    --------------
    considering and approving the Annual Accounts, the annual report and any other documents required by law;

c.  Articles of Association shall mean: the articles of association of the
    -----------------------
    Company;

d.  Board of Management shall mean: the board of management of the Company;
    -------------------

e.  Company shall mean: CompleTel Europe N.V., registered in Amsterdam;
    -------

f.  Distributable reserves shall mean: that part of the Company's shareholders'
    ----------------------
    equity which is in excess of (i) the paid-up and called-up part of the capital, and (ii) the reserves, if any, which are required by law and by virtue of these Articles of Association;

g.  General Meeting shall mean: both the body formed by shareholders and others
    ---------------
    with voting rights as well as the meeting of shareholders and others with meeting rights;

h.  Group Company shall mean: a legal entity or a company which is associated
    -------------
    with the Company in a group, as defined in article 24b of Book 2 of the Dutch Civil Code;

i.  Subsidiary shall mean:
    ----------

    1. a legal entity in which the Company or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself exercise more than half of the voting rights at the general meeting;

    2. a legal entity, of which the Company or one or more of its Subsidiaries are member or shareholder and, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself appoint or remove from office more than half of the members of the board of management or the supervisory board, even if all the persons entitled to vote cast their votes;

    3. a company acting under its own name in which the Company or one or more of its Subsidiaries, as partner is or are fully liable for the debts towards creditors;


j.  Supervisory Board shall mean: the supervisory board of the Company.
    -----------------

NAME AND SEAT

ARTICLE 2.

1.  The name of the Company is: CompleTel Europe N.V..

2.  Its registered seat is in Amsterdam.

3. The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

OBJECTS

ARTICLE 3.

The objects of the company are:

- to finance companies and other enterprises, to borrow, to lend and to raise funds, to participate in all types of financial transactions, including the issue of bonds, promissory notes or other securities or evidences of indebtedness, to invest in securities;

- to grant guarantees, to bind the company and to grant security over its assets, for the obligations of companies and other enterprises with which the company is affiliated and of third parties;

- to enter into additional financial and other agreements (including swaps and derivatives transactions) in relation to the activities named above;

- to incorporate and to participate in any way whatsoever in, to manage, to supervise and to co-operate with companies and other enterprises, to acquire, to keep, to alienate or in any other manner to manage all sorts of participations and interests in other companies and other enterprises, to enter into joint ventures with other companies and enterprises;

- to acquire, to manage, to operate, to encumber and to alienate personal and real property and any right to or interest in personal and real property;

- to obtain, to exploit and to alienate patents and other intellectual property rights, to acquire and to grant licenses, sub-licenses and similar rights of whatever name and description and if necessary, to protect rights derived from patents and other intellectual property rights, licenses, sub-licenses and similar rights against infringement by third parties;

- to enter into agreements concerning the indemnification of its managing directors and its supervisory directors, and

- to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

CAPITAL AND SHARES

ARTICLE 4.

1. The authorized capital amounts to seventy-six million six hundred sixty-six thousand five hundred thirty Euro ( 76,666,530.-).

2. It is divided into seven hundred sixty-six million six hundred sixty-five thousand three hundred (766,665,300) shares, each with a nominal value of ten Eurocents ( 0.10), consisting of three hundred eighty-three million three hundred thirty-two thousand six hundred fifty (383,332,650) ordinary shares and three hundred eighty-three million three hundred thirty-two thousand six hundred fifty (383,332,650) preference shares.

    Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

3. The preference shares are registered shares and are numbered consecutively. Share certificates thereof shall not be issued.
    The ordinary shares shall be registered shares.

4. If a share belongs to more than one person, the collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

SHARE CERTIFICATES

ARTICLE 5.

1. To the extent the Company is listed on one or more stock exchanges, ordinary registered shares shall be available:

- in the form of an entry in the shareholders register without issue of a share certificate;

        shares of this type are referred to in these Articles of Association as type I registered shares;

    - and - should the Board of Management so decide - also in the form of an entry in the share register with issue of a certificate, which certificate shall consist of a main part without dividend coupon; shares of this type and share certificates relating thereto are referred to in these Articles as type II registered shares and type II share certificates.

2. The Board of Management can decide that the registration of type I registered shares may only take place for one or more quantities of shares - which quantities are to be specified by the said Board - at the same time.

3. Type II share certificates shall be available in such denominations as the Board of Management shall determine.

4. All share certificates shall be signed by or on behalf of the Board of Management or by the CEO acting jointly with another member of the Board of Management; the signatures may be effected by printed facsimile.

    Furthermore, type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the Board of Management for that purpose.

5.  All share certificates shall be identified by numbers and/or letters.

6. Subject to the approval of the Supervisory Board, the Board of Management can determine that for the trade at foreign exchanges share certificates shall be issued complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.

7. The expression "share certificate" as used in these Articles shall include a share certificate in respect of more than one share.

DUPLICATES

ARTICLE 6.

1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the Board of Management, and further subject to such conditions as the Board of Management may deem fit.

2. In appropriate cases, at its own discretion, the Board of Management may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the Board of Management announcing the application made;

    in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the Board of Management before that time.

3. The issue of new certificates or duplicates shall render the original document invalid.

SHAREHOLDERS REGISTER

ARTICLE 7.

1. Notwithstanding the provisions of the law in respect of registered shares, a register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board of Management, may, in whole or in part, be kept in more than one copy and at more than one place.

    If the listing of the shares of the Company on a stock exchange or a regulated over the counter market in a country or countries other than the Netherlands so requires, part or parts of the shareholders register may be kept in such country or countries.

2. Each shareholder's name, his address and such further data as the Board of Management deems desirable, whether at the request of a shareholder or not, shall be entered in the register.

3. The form and the contents of the share register shall be determined by the Board of Management with due regard to the provisions of paragraphs 1 and 2 of this Article. The Board of Management may determine that the records shall vary as to their form and contents according to whether they relate to type I registered shares or to type II registered shares.

4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the Board of Management for this purpose.

5. The provisions of the last four paragraphs shall equally apply to rights of usufruct or pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the shareholders register.

CONVERSION

ARTICLE 8.

1. Subject to the provisions of Article 5, the holder of type I registered shares may, upon his request and at his option, have one or more type II registered shares entered in the share register for the same nominal amount and have issued to him one or more type II shares certificates.

2. Subject to the provisions of Article 5, the holder of type II registered shares registered in his name may, after lodging the type II share certificates with the Company, upon his request and at his option, have one or more type I registered shares entered in the shareholders register for the same nominal amount.

    A shareholder who requests that type I registered shares are registered in his name may require that such shares are registered in his name in a register held outside of the Netherlands as provided in Article 7 paragraph 1.

3. The holder of one or more share certificates may, after lodging the share certificates with the Company, upon his request and at his option have issued to him one or more share certificates, of the same type, and for the same nominal amount, each for as many shares as he requests, subject however to the provisions of Article 5, paragraph 3.

4. A request as mentioned in this Article shall, if the Board of Management so requires, be made on a form obtainable from the Company free of charge, which shall be signed by the applicant.

TRANSFER OF SHARES

ARTICLE 9.

1. The transfer of a registered share shall be effected either by service upon the

Company of the instrument of transfer or by written acknowledgement of the transfer by the Company.

2. Where a transfer of a type II registered share is effected by service in writing of an instrument of transfer on the Company, the Company shall, at the discretion of the Board of Management, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.

3. The Company's written acknowledgement of a transfer of a type II registered share shall, at the discretion of the Board of Management, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.

4. The provisions of the foregoing paragraphs of this Article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgement execution and the creation of limited rights in rem on a registered share.

5. The submission of requests and lodging of documents referred to in Articles 5 to 9 inclusive shall be made at an address to be indicated by the Board of Management.
    Different addresses may be indicated for the different classes and types of shares and share certificates among which in any case an address in Amsterdam.

6. The Company is authorized to charge amounts to be determined by the Board of Management not exceeding cost price to those persons who request any services to be carried out by virtue of Articles 5 to 9 inclusive, provided that a number of shares, which number shall be determined by the Board of Management, will be combined without cost in one share certificate, which share certificate at request of the shareholder may again without cost, be divided in simple share certificates or in share certificates which represent a different number of shares, which number shall be determined by the Board of Management.

ISSUE OF SHARES

ARTICLE 10.

1. The General Meeting or the Board of Management, if designated thereto by the General Meeting, shall resolve on further issues of shares; if the Board of Management has been designated thereto, the General Meeting may not, as long as such designation is valid, resolve on further issues.

    A resolution on the issue of shares of the Board of Management requires the approval of the Supervisory Board.

2. The General Meeting or, as the case may be, the Board of Management shall determine the price and further conditions of issue, with due observance of the other relevant provisions in these Articles of Association.

3. If the Board of Management is designated as authorized to resolve on the further issue of shares, it shall also be determined by the General Meeting when such designation is made, how many and what class of shares may be issued.

    When such designation is made, the duration of the designation, which shall not exceed five years, shall also be stipulated.

    The designation can be renewed each time for a period of no more than five years.

    Unless otherwise stipulated when the designation is made, said designation cannot be withdrawn.

4. If a resolution of the General Meeting pertaining to an issue or to the designation of the Board of Management, as referred to above, is to be valid, it shall require a prior or simultaneous positive resolution from each group of holders of shares of the same class whose rights are affected by the issue.

5. Within eight days after a resolution of the General Meeting on an issue or on a designation of the Board of Management as referred to above, the Board of Management shall submit a full text thereof at the office of the Trade Register.

    The Board of Management shall notify the office of the Trade Register of each issue of shares within eight days thereafter, stating the number and class thereof.

6. The provisions in paragraphs 1 to 5, inclusive, of this Article shall apply accordingly to the granting of rights to take shares but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

7. Shares shall not be issued below par value, without prejudice to the provisions in article 80, paragraph 2 of Book 2 of the Dutch Civil Code.

    On the issue of an ordinary share, at least the nominal amount shall be paid up thereon, as well as, in the event the share is taken for a higher amount, the difference between such amounts.

8. Upon the issue of preference shares it may be stipulated that a part of the nominal amount, not exceeding three-fourths of the nominal amount, must be paid up only if and when requested by the Company.

    A decision of the Board of Management to request such payment requires the approval of the Supervisory Board.

9. Payment shall be made in cash insofar as another form of payment has not been agreed upon, without prejudice to the provisions in article 80b of Book 2 of the Dutch Civil Code.

    Payment may only be made in foreign currency with the permission of the Company and, furthermore, with due observance of the provisions in article 80a paragraph 3 of Book 2 of the Dutch Civil Code.

10. The Board of Management is authorized to effect legal transactions as referred to in article 94, paragraph 1 of Book 2 of the Dutch Civil Code without prior approval of the General Meeting, subject however to the approval of the Supervisory Board.

PRE-EMPTIVE RIGHT

ARTICLE 11.

1. Each holder of ordinary shares shall have a pre-emptive right to ordinary shares to be issued in proportion to the aggregate nominal amount of his ordinary shares, except to the extent shares are issued to employees of the Company or to a Group Company or to a foundation ("stichting") or similar entity that will hold the shares on behalf of such employees.

2. When shares are issued, there shall be no pre-emptive right in respect of shares to be issued against any payment other than in cash.

3. With due observance of this Article, the General Meeting or, as the case may be, the Board of Management shall resolve, when the resolution in respect of issue is passed, on the manner and time-frame within which the pre-emptive right may be exercised.

4. The Board of Management shall announce an issue with pre-emptive right and the time-frame within which such may be exercised in the manner as provided in Article 23.

5. The pre-emptive right may be exercised for a period of at least two weeks after the day of announcement.

6. The pre-emptive right may be limited or excluded by resolution of the General Meeting.

    In the proposal thereto, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing.

    The pre-emptive right may, subject to approval of the Supervisory Board, also be limited or excluded by the Board of Management, if the Board of Management has been designated by resolution of the General Meeting for a specific period of no more than five years as authorized to limit or exclude the pre-emptive right; such designation is only possible if the Board of Management has also been designated previously or simultaneously the right to issue shares as referred to in Article 10, paragraph 1.

    The designation can be renewed each time for a period not in excess of five years;

    the authority granted thereby may only be exercised with the issue of shares to which the Board of Management has competently resolved.

    Unless otherwise stipulated in the designation, it may not be withdrawn.

7. The Board of Management shall deposit a full text of the resolution of the General Meeting on the limitation or exclusion of the pre-emptive right or on designation as referred to in the previous paragraph at the office of the Trade

    Register.

8. In case rights to subscribe for ordinary shares are to be granted, holders of ordinary shares shall have a pre-emptive right;

    the provisions stipulated above in this Article shall apply accordingly. Shareholders shall not have a pre-emptive right on shares to be issued to a person exercising a previously acquired right to subscribe for shares.

OWN SHARES

ARTICLE 12.

1. Upon any issue of shares the Company may not subscribe for shares in its own capital.

2. The Company may only acquire pursuant to a proposal of the Board of Management and subject to approval of the Supervisory Board fully paid-up shares in its own capital for no consideration or under universal title or if:

    a. the distributable reserves are at least equal to the price of acquisition;

    b. the nominal amount of the shares in its capital to be acquired, already held or held in pledge by the Company or a Subsidiary does not exceed one-tenth of the issued capital;

    c. the authorization for such acquisition has been granted by the General Meeting. Such authorization shall be valid for no more than eighteen months.

        The General Meeting shall determine in its authorization the number of shares which may be acquired, the manner in which they may be acquired and the maximum and minimum to be observed in respect of the price of acquisition.

    For the validity of such acquisition shall be decisive the extent of the Company's shareholders' equity according to the last-adopted balance sheet, minus the price for the acquisition of the shares in the capital of the Company and distributions from profits or reserves to others, which the Company and its Subsidiaries became indebted for after the date of the balance sheet.

    If a financial year has expired for a period in excess of six months without the Annual Accounts having been adopted, then acquisition other than under universal title in accordance with this paragraph 2 shall not be allowed.

    The authorization referred to here shall not be required, insofar as the Company acquires own shares, listed on an official price list of a stock exchange, in order to transfer such by virtue of an arrangement applicable to employees of the Company or of a Group Company to such employees.

3. Neither the Company nor any of its Subsidiaries may extend loans, give security, grant a price guarantee, guarantee in any other way or, severally or in any other way, bind itself in addition to or for other persons with a view to subscribing for or acquiring shares in the Company.

    This prohibition shall, however, not apply if shares or depositary receipts are subscribed or acquired by or for employees of the Company or a Group Company.

4. Alienation of shares held by the Company in its own capital shall only be effected pursuant to a resolution of the Board of Management, subject to the approval of the Supervisory Board.

    With the resolution in respect of alienation, the conditions of such alienation shall also be determined.

5. No votes can be cast at a General Meeting on a share owned by the Company or a Subsidiary thereof.

    Usufructuaries and pledgees of shares which are owned by the Company and its Subsidiaries, are not, however, excluded from exercising their voting right if the right of usufruct or the right of pledge was created before the share was held by the Company or a Subsidiary.

    The Company or a Subsidiary cannot cast votes on a share in respect of which it has a right of usufruct or a right of pledge.

6. In determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares in respect of which the law provides that no votes may be cast shall not be taken into account.

7. A Subsidiary may not for its own account subscribe for shares in the capital of the Company, nor have such done.

    The acquisition of such shares may only be effected directly or indirectly by Subsidiaries for their own account under specific title insofar as the Company may, pursuant to the provisions laid down in the preceding paragraphs of this Article, acquire shares in its own capital.

    A Subsidiary may not,

    a.  after it has become a Subsidiary; or

    b. after the company of which it is a Subsidiary has been converted into a company with limited liability ("Naamloze Vennootschap"); or

    c. after it has as a Subsidiary acquired shares in the capital of the Company for no consideration or under universal title,

    for a period in excess of three years hold or cause to be held for its own account shares in excess of one-tenth of the issued capital together with the Company and its other Subsidiaries.

CAPITAL REDUCTION

ARTICLE 13.

1. The General Meeting may, at the proposal of the Board of Management subject to the approval of the Supervisory Board, resolve on reduction of the issued capital by cancelling shares or by reducing the nominal amount of shares by means of an amendment of the Articles of Association.

    In this resolution, the shares to which the resolution pertains shall be indicated and the execution of the resolution shall be laid down.

2. A resolution to cancel shares can relate only to shares which are held by the Company or to all outstanding preference shares.

3. Reduction of the amount of shares without repayment of capital and without release from the obligation to pay calls shall be effected in proportion to all the shares of one and the same class.

4. Partial repayment of capital on shares or release from the obligation to pay calls shall only be possible in proportion to all the shares or to all the preference shares exclusively.

5. The pro-rata requirements mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

6. A resolution in respect of capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is represented at the meeting.

7. The convocation of a meeting in which a resolution is to be passed as referred to in this Article shall state the purpose of the capital reduction and the manner of execution.

8.  The Company is obliged to publish the resolutions referred to in this
    Article in conformity with the provisions of the law.

    A resolution to reduce the issued capital shall not come into force as long as creditors of the Company may oppose the same in conformity with the relevant provisions of the law.

RIGHT OF USUFRUCT, RIGHT OF PLEDGE

ARTICLE 14.

1.  A right of usufruct or pledge may be created on a share.

    In that event, the voting right shall accrue to the shareholder or the usufructuary or the pledgee, if this has been provided for at the time of creation of the right of usufruct or pledge.

2. The shareholder who has no voting right and the usufructuary or pledgee who does have a voting right shall have the rights granted by law to holders of depositary receipts for shares issued with the cooperation of a company.

3. The rights referred to in paragraph 2 do not accrue to the usufructuary or pledgee who has no voting rights.

4. A right of pledge may also be created without acknowledgement by or notification to the Company.

    In that event article 239 of Book 3 of the Dutch Civil Code shall apply accordingly, in which case acknowledgement by or notification of the Company shall replace the notification referred to in paragraph 3 of that article.

MANAGEMENT

ARTICLE 15.

1.  The Company shall be managed by a Board of Management.

    The maximum number of members of the Board of Management shall be three.

    Only natural persons may be a member of the Board of Management.

    The Supervisory Board shall determine the number of the members of the Board of Management.

2. The members of the Board of Management shall be appointed by the General Meeting from a binding nomination, drawn up by the Supervisory Board, of at least two nominees for each vacancy to be filled.

    The binding nomination shall be drawn up within two months after the occurrence of a vacancy to filled.

    If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment.

    The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital.

3. The General Meeting may suspend and dismiss the members of the Board of Management.

    The Supervisory Board may also suspend the members of the Board of Management.

    Other than upon a proposal thereto by the Supervisory Board, the General Meeting may only resolve upon a suspension or dismissal of members of the Board of Management with a majority of two-thirds of the votes cast which represent more than half of the issued capital.

4. Even after having been extended, a suspension shall not last for more than three months.

    If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

5. The Supervisory Board shall determine the remuneration and other conditions of employment of the members of the Board of Management.

6. If there is more than one member of the Board of Management in office, the members of the Board of Management shall mutually allocate their duties, such subject to the approval of the Supervisory Board.

7. The Supervisory Board appoints a president (the "President") and a chief executive officer (the "CEO") from among the members of the Board of Management.

8. The Board of Management shall meet whenever a member of the Board of Management shall so require.

    It shall pass resolutions by an absolute majority of votes cast by all members of the Board of Management in office.

    Blank votes shall be considered null and void.

    The Board of Management must establish rules pertaining to the decision-making process of the Board of Management.

    Such rules shall require the approval of the Supervisory Board.

9. The Board of Management is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems appropriate.

10. Board of Management resolutions relating to any of the matters as shall be determined and clearly defined by the Supervisory Board and notified to the Board of Management shall be subject to the approval of the Supervisory Board.

    Failure to obtain such approval from the Supervisory Board shall not affect the Board of Management or the authority of the members of the Board of Management to represent the Company.

REPRESENTATION

ARTICLE 16.

1. The Company shall be represented by the Board of Management except to the extent otherwise provided by law.

    In addition, the authority to represent the Company is vested in the CEO acting jointly with another member of the Board of Management.

2. In all events of the Company having a conflict of interest with one or more members of the Board of Management, the Company shall continue to be represented in the manner described in paragraph 1 above.

    In all events in which the Company has a conflict of interest with a member of the Board of Management in his private capacity, the board resolution regarding that relevant legal act requires the prior approval of the Supervisory Board.

    Failure to obtain the approval defined in the present paragraph shall not affect the Board of Management or the authority of the members of the Board of Management to represent the Company.

3. If a member of the Board of Management is absent or prevented from acting, the remaining members of the Board of Management or the remaining member of the Board of Management shall be charged with the management of the Company.

    If the sole member of the Board of Management or all the members of the Board of Management are absent or prevented from acting, the person to be designated for that purpose by the Supervisory Board shall be charged with the management of the Company until the situation of absence or other prevention has ceased to exist in respect of at least one member of the Board of Management.

SUPERVISORY BOARD

ARTICLE 17.

1. The company shall have a Supervisory Board consisting of at least three natural persons.

    The General Meeting shall determine the number of the members of the Supervisory Board.

2. The duties of the Supervisory Board shall be the supervision of the conduct of management by the Company's Board of Management and of the general course of affairs of the Company and of any affiliated enterprise.

    The Supervisory Board shall assist the Board of Management by rendering advice.

    In performing their duties, the members of the Supervisory Board shall be guided by the interests of the company and of any enterprise affiliated therewith.

3. The Board of Management shall provide the Supervisory Board the necessary information in a timely manner.

4. Members of the Supervisory Board shall be appointed by the General Meeting from a nomination by the Supervisory Board.

    These nominations are not binding on the General Meeting.

5. Members of the Supervisory Board may be suspended or dismissed by the General Meeting at any time.

    A resolution of the General Meeting to suspend or dismiss members of the Supervisory Board not pursuant to a proposal thereto by the Supervisory Board require a majority of two-thirds of the votes, representing more than half of the issued capital.

    A suspension may last no longer than three months in total, even after having been extended one or more times.

    In case no decision on a termination of the suspension or dismissal has been made following such time, the suspension ends.

6. The Supervisory Board shall at any time have access to all buildings and premises in use by the Company, and shall be entitled to inspect all of the Company's books and records and to examine all of the Company's assets.

    The Supervisory Board may delegate this authority to one or more of its members, or an expert.

7. If the Supervisory Board consists of two or more members, it shall appoint a chairman from among its members.

8. The Supervisory Board shall hold meetings as often as one or more of its members shall desire, as often as the Board of Management shall request, or as often as necessary in pursuance of the provisions of the present Articles of Association.

9. The Supervisory Board shall adopt resolutions by an absolute majority of the votes cast.

    If there is a tie in votes the proposal shall be rejected.

    The Supervisory Board may establish rules pertaining to the decision-making process of the Supervisory Board.

10. Each member of the Supervisory Board shall be entitled to cast one vote.

11. A member of the Supervisory Board may be represented at a meeting of the Supervisory Board only by another member of the Supervisory Board.

12. The Supervisory Board may also adopt valid resolutions without convening a meeting, provided that all of its members have been consulted and that none has stated an objection to adopting resolutions in this manner.

13. If it is necessary to provide the shareholders or the Board of Management with evidence of a resolution adopted by the Supervisory Board, the signature of the chairman of that Board shall suffice.

INDEMNIFICATION, LIMITED LIABILITY

ARTICLE 18.

1. The Company shall indemnify any person who is or was a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder) and who was or is a party or is threatened to be made a
     ----------------
    party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder), officer, employee or agent of the
                          ----------------
    Company, or is or was serving at the request of the Company as a member of the board of management or member of the supervisory board or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company,
     ----------------
    a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its group companies' employees or consultants, (each an "Indemnitee"), against any and all liabilities including all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

    The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. No indemnification pursuant to paragraph 1 of this Article shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

3. Expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

    Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board of Management decides.

4. The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board of Management or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Management or member of the Supervisory Board, or proxyholder (procuratiehouder), officer, employee,
                                       ----------------
    trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

    The Company may, to the extent authorized from time to time by the Board of Management, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent of the provisions of this
    Article 18 with respect to the indemnification and advancement of expenses of Indemnitees.

5. The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

6. Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the board of management or members of the supervisory board, or proxyholders (procuratiehouder), officers, employees and agents, so that any
                  ----------------
    person who is or was a member of the supervisory board, member of the board of management, or proxyholder (procuratiehouder), officer, employee or agent
                                   ----------------
    of such constituent company, or is or was serving at the request of such constituent company as a member of the supervisory director, member of the managing board, or proxyholder (procuratiehouder), officer, employee,
                                    ----------------
    trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

7. No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder); provided, however, that the foregoing shall not
     ----------------
    eliminate or limit the liability of a member of the Board of Management or proxyholder (procuratiehouder) (1) for any breach of such individual's duty
                 ----------------
    of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder) derived an improper personal benefit or (4) for personal
     ----------------
    liability which is imposed by Dutch law, as from time to time amended.

8. No amendment, repeal or modification of this Article 18 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 18 prior to such amendment, repeal or modification.

FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT AND PUBLICATION

ARTICLE 19.

1.  The financial year shall be equal to the calendar year.

2. Each year, within five months after the close of the financial year -subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months - the Board of Management shall draw up the Annual Accounts.

    Within this period the Board of Management shall also submit the annual report.

    The Annual Accounts shall be signed by all the members of the Board of Management and all the members of the Supervisory Board.

    If the signature of one or more of them is missing, mention thereof shall be made and the reason therefor stated.

3. The Board of Management shall submit the Annual Accounts to the General Meeting.

4. From the day the Annual Meeting has been convened until the close of that meeting, the documents referred to in paragraph 2 of this Article shall, together with the information to be added pursuant to article 392 of Book 2 of the Dutch Civil Code, be deposited at the Company's offices and in Amsterdam at the place to be mentioned in the convocation for inspection by all shareholders and other parties with meeting rights and each of them may obtain copies thereof at no cost.

5.  The General Meeting shall adopt the Annual Accounts.

    The adoption of the Annual Accounts shall discharge the members of the Board of Management for their management and the members of the Supervisory Board for their supervision, insofar as such management and such supervision is apparent from the Annual Accounts.

6. The Annual Accounts may not be adopted by the General Meeting if they have been unable to ascertain to their satisfaction the statement of the auditor referred to in Article 20, paragraph 1, which must be attached to the Annual Accounts, unless the other information include mentioning of a legal ground why the statement is lacking.

7. The Company shall procure the publication of the documents and information referred to in this Article, if and insofar as and in the manner as prescribed in articles 394 et seq. of Book 2 of the Dutch Civil Code.

AUDITOR

ARTICLE 20.

1. The General Meeting shall give, without prejudice to any relevant statutory provisions, an auditor ("register accountant") or another expert as referred to in article 393 of Book 2 of the Dutch Civil Code or an organization in which such experts are working together, the instruction to examine and audit the Annual Accounts.

    That expert shall report on his audit to the Board of Management and the Supervisory Board and shall lay down the result of his audit in a report, stating whether the Annual Accounts give a true and fair view of the financial position of the Company.

2. If both the General Meeting and the Supervisory Board fail to appoint an auditor then the Board of Management shall be competent to do so.

3. The General Meeting or the party who gave the instruction, shall at all times be authorized to cancel the instruction mentioned in this Article.

    The Supervisory Board may cancel an instruction by the Board of Management additionally.

PROFITS

ARTICLE 21.

1. The Company may make distributions to the shareholders and to other persons entitled to the profits only up to a sum not exceeding the amount of the distributable reserves.

2. Profits shall be distributed after adoption of the Annual Accounts showing such is allowed.

3. Each year, the Board of Management subject to approval of the Supervisory Board, shall determine which part of the profits - the positive balance of the profit and loss account - shall be reserved.

4. From the profits remaining after reservation according to the above, a dividend shall be distributed on the preference shares equal to the average rate of Euribor plus two calculated over the amounts paid on such shares, the average being taken over the number of days this rate applied over the financial year concerned.

5. The balance then remaining shall be distributed as a dividend on ordinary shares.

6. In calculating the profit appropriation, the shares held by the Company in its own capital shall not count, unless a usufruct has been created on these shares.

7. Insofar as profit is available in the Company, the Board of Management, subject to approval of the Supervisory Board, may resolve on payment of an interim dividend on account of the expected dividend, provided always that the provisions laid down in paragraph 1 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 105 paragraph 4 of Book 2 of the Dutch Civil Code.

8. The General Meeting may, following a proposal of the Board of Management, which has been approved by the Supervisory Board, resolve to make distributions to the holders of ordinary shares from one or more reserves which need not be maintained pursuant to the law or to these Articles of Association.

    The provisions of the paragraphs 1, 2, 7 and 9 apply accordingly.

9. The resolutions to distribute (interim) dividends may entail that (interim) dividends will be wholly or partly distributed not in cash, but in the form of shares in the Company or in a Subsidiary.

10. The (interim) dividend shall be made payable on a day to be determined by the Board of Management.

11. (Interim) dividends which have not been collected within five years after they became payable shall be forfeited to the Company.

ANNUAL MEETING

ARTICLE 22.

The Annual Meeting shall be held within six months after the close of the financial year, for the purpose of:

a. the discussion of the Annual Accounts and of the other information referred to in article 392 of Book 2 of the Dutch Civil Code, except in case extension has been granted for the preparation of the Annual Accounts pursuant to article 101 of Book 2 of the Dutch Civil Code;

b. adoption of the Annual Accounts, unless an extension as referred to in paragraph a. of this Article has been granted;

c. delivery of the written report made by the Board of Management on the state of the Company's affairs and the management conducted during the past financial year, unless an extension as referred to in a. above has been granted;

d.  effecting all such things as furthermore prescribed by the law;

e. dealing with all such further items of business as stated in the convocation of the meeting.

CONVOCATION

ARTICLE 23.

1. All convocations for the General Meeting and all announcements, notifications and communications to shareholders and other parties with meeting rights shall be effected by means of letters sent to the addresses as recorded in the register referred to in Article 7, without prejudice to the relevant provisions of the law.

2. The convocation shall be effected no later than on the fifteenth day before the day of the meeting.

3. In the convocation the agenda shall be given or it shall be communicated that shareholders and other parties with meeting rights may inspect the agenda at the offices of the Company, without prejudice to the relevant provisions of the law.

4. Insofar as all documents which must be available for inspection by shareholders and other parties with meeting rights have not been included in the convocation, these documents shall be made available at the offices of the Company and, if the Company is listed on a stock exchange, with such paying agent as referred to in the rules relating to securities of such stock exchange, to be designated in the convocation for shareholders and other parties with meeting rights at no cost.

OTHER GENERAL MEETINGS

ARTICLE 24.

1. Other General Meetings shall be held whenever the shareholders and other parties with meeting rights shall be called and convened for that purpose by the Board of Management or by the Supervisory Board.

2. If one or more shareholders and/or other parties with meeting rights, jointly representing at least one-tenth of the issued capital, have requested the Board of Management or the Supervisory Board in writing to call and convene a General Meeting, at the same time specifying the items of the agenda, and the Board of Management or the Supervisory Board has not complied with such request in such a way that the General Meeting can be held within six weeks following such request, they shall be authorized to call such meeting themselves.

PLACE, CHAIRMANSHIP, MINUTES

ARTICLE 25.

1. General Meetings shall be held in Amsterdam, Schiphol (Haarlemmermeer) or The Hague, at a location to be stated in the convocation.

2. General Meetings shall be presided over by the chairman of the Supervisory Board;

    if the chairman is absent, the member of the Supervisory Board designated by the Supervisory Board shall preside and if such member is absent, the Meeting itself shall choose its chairman.

    Until that moment a member of the Board of Management designated by the Board of Management shall preside temporarily.

3.  Minutes shall be kept of the business transacted at the meeting.

    The minutes shall be acknowledged, in evidence whereof the chairman and the person who took the minutes shall sign them.

    Minutes need not be taken of the business transacted if a notarial record is made.

ACCESS

ARTICLE 26.

1. All members of the Board of Management and of the Supervisory Board, shareholders and other parties with meeting rights or their authorized agents -the latter with due observance of the provisions of Article 27 - shall be entitled to attend the General Meeting, to address the meeting and, insofar as they have voting rights, to cast their vote thereat.

    In order to exercise that right holders of ordinary registered shares, usufructuaries and pledgees of registered shares with the rights granted by law under article 88 casu quo article 89 of Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of a company must express their desire to do so to the Company in writing, such no later than at the time and place mentioned in the convocation and also - insofar as it concerns type II registered shares - stating the identifying number of the share certificate.

2. The time referred to in the previous paragraph cannot be set earlier than on the seventh day before the day of the meeting.

3. If the voting right on a share accrues to the usufructuary or the pledgee instead of to the shareholder, the shareholder shall also be authorised to attend the General Meeting and address it, provided that the Company has been notified of the intention to attend the meeting in accordance with paragraph 1.

4. The chairman of the meeting shall decide on access to the meeting by others than those who are entitled thereto by law.

POWER OF ATTORNEY

ARTICLE 27.

Shareholders and other parties with meeting rights may have themselves represented by written power of attorney. The Company shall be notified hereof in accordance with the provisions of Article 26, paragraph 1 of the Articles of Association.

VOTES

ARTICLE 28.

1. Each person entitled to vote or his representative must sign the attendance list.

2.  Each share confers the right to cast one vote.

3. The Board of Management, subject to the prior approval of the Supervisory Board, is authorized to provide in the convocation notice for a meeting, that shareholders and other parties with meeting rights will only be considered as shareholders or parties with meeting rights if they are registered in a register designated for that purpose by the Board of Management at such time as determined by the Board of Management, irrespective of who at the time of the actual meeting is entitled to the shares or depositary receipts.

    The last day of registration may not be determined to be earlier than on the seventh day before the day of the meeting.

    The convocation notice shall stipulate the day of registration as well as the manner in which the shareholders and other parties with meeting rights may have themselves registered and the manner in which those rights can be exercised.

4. Insofar as the law or these Articles of Association do not prescribe a greater majority, resolutions are passed by an absolute majority of the votes cast.

    Resolutions of the General Meeting can only be adopted validly in a meeting in which no less than one-third of the issued capital is represented.

    A new meeting as referred in article 120 paragraph 3 of Book 2 of the Dutch Civil Code cannot be convened.

5.  All votes shall be oral votes.

    However, the chairman may resolve to have votes cast by ballot.

    In the event of an election of persons, a person with voting rights present at the meeting may also require that the votes be cast by ballot.

    Voting by ballot shall be effected with closed, unsigned ballot papers.

6. If the votes are tied the drawing of lots shall decide if it concerns an election of persons and the motion shall be defeated if it concerns an item of business.

7.  Blank votes and invalid votes shall count as not having been cast.

8.  The Board of Management shall keep records of the resolutions passed.

    The notes shall be deposited at the offices of the Company for inspection by shareholders and other persons with meeting rights who shall if so requested be furnished with a transcript or extract of these notes at no more than the cost price.

AMENDMENT OF ARTICLES OF ASSOCIATION AND LIQUIDATION

ARTICLE 29.

1. A resolution of the General Meeting to amend the Articles of Association or to dissolve the Company may only be taken at the proposal of the Board of Management, which proposal shall require the approval of the Supervisory Board.

2. The full proposal shall be deposited for inspection by the shareholders and other parties with meeting rights at the offices of the Company at a location to be mentioned in the convocation as of the day of convocation to the General Meeting until the conclusion thereof;

    the transcripts of this proposal shall be made available for the shareholders and other parties with meeting rights at no cost.

3. A resolution to dissolve the Company may only be adopted in a General Meeting with a majority of no less than three-fourths of the votes cast.

4. Upon the dissolution of the Company the liquidation shall be effected by the Board of Management.

5. During the liquidation the provisions of these Articles of Association shall remain in full force as much as possible.

6.  The balance of the liquidation shall be distributed as follows:

    a.  to the holders of preference shares, the amount paid on such shares;

    b. the remaining balance shall be distributed to the holders of ordinary shares in proportion to everyone's nominal possession of said shares.

7. The books and records of the Company shall be kept for ten years after the completion of the liquidation by the party designated for that purpose by the General Meeting.

FINAL STATEMENTS.

Finally the appearing person declared:

- that the issued capital amounts to fifteen million seven hundred forty-one thousand three hundred six Euro ( 15,741 ,306.-), divided into one hundred fifty-seven million four hundred thirteen thousand sixty (157,413,060) ordinary shares, each with nominal value of ten Eurocents ( 0.10);

- that on the twenty-second day of March two thousand under number N.V.1.055.197 the Minister of Justice has - according to the certificate attached to this deed

- advised that no objections to the present amendment to the articles of association have been apparent.

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at eight hours forty-five minutes ante meridiem.